Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated March 28, 2014, with respect to the balance sheets of Foresight Energy LP (formerly Foresight Energy Partners LP) included in Amendment No. 12 to the Registration Statement (Form S-1 No. 333-179304) and related Prospectus of Foresight Energy LP for the registration of limited partner common units.

/s/ Ernst & Young LLP

St. Louis, Missouri

June 5, 2014